Exhibit 10.2.3

SECOND AMENDMENT TO
THIRD AMENDED AND RESTATED
ARCH CAPITAL GROUP LTD. INCENTIVE COMPENSATION PLAN

The Third Amended and Restated Arch Capital Group Ltd. Incentive Compensation Plan is amended, effective as of February 24, 2021, by adding the following paragraph as a new second paragraph in Section 5.3 (with the existing second paragraph thereof becoming the third paragraph of Section 5.3):

“Notwithstanding the foregoing, unless otherwise determined by the Committee, in the event an Eligible Employee who has been selected to participate in the Plan for a Plan Year dies during the Plan Year, a pro-rata portion (based on the number of days during the Plan Year elapsed through the date of death) of the Eligible Employee’s Target Bonus Opportunity for the Plan Year will be paid in a single lump sum in cash to the Eligible Employee’s Beneficiary on the date determined by the Company (which date shall not be later than March 15 of the following Plan Year). Such Eligible Employee (and his or her Beneficiaries) shall not be entitled to any additional amounts in respect of such Plan Year. For purposes of this Plan, “Beneficiary” means the person, persons, trust or trusts which have been designated by an Eligible Employee in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Employee, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.”